EXHIBIT 3

JOINT FILING AGREEMENT

dated January 26, 2005

Re: Joint Filing of Schedule 13D

This will confirm the agreement by and among all the undersigned that the Schedule 13D filed on or about this date with respect to the beneficial ownership of the undersigned of Common Stock, par value $0.001 per share, of Polaroid Holding Company is being, and any and all further amendments to the Schedule 13D may be, filed on behalf of each of the undersigned.

In accordance with Rule 13d-1(h) of the Securities Exchange Act of 1934, as amended, the undersigned agree that

(i) each of them is individually eligible to use the Schedule 13D attached hereto;

(ii) the attached Schedule 13D is filed on behalf of each of them; and

(iii) each of them is responsible for the timely filing of such Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information therein concerning itself; but none of them is responsible for the other persons making the filing, unless it knows or has reason to believe that such information is inaccurate.

This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together shall constitute one and the same instrument.

ONE EQUITY PARTNERS LLC

By:	/s/ Richard M. Cashin, Jr.
Name:	Richard M. Cashin, Jr.
Title:	President

OEP CO-INVESTORS LLC

By:	/s/ Richard M. Cashin, Jr.
Name:	Richard M. Cashin, Jr.
Title:	Authorized Signatory

OEP HOLDING CORPORATION

By:	/s/ Richard M. Cashin, Jr.
Name:	Richard M. Cashin, Jr.
Title:	President

BANK ONE INVESTMENT CORPORATION

By:	/s/ Richard M. Cashin, Jr.
Name:	Richard M. Cashin, Jr.
Title:	Chairman and President

JPMORGAN CAPITAL CORPORATION

By:	/s/ Francisco J. Pereiro
Name:	Francisco J. Pereiro
Title:	Chairman

BANC ONE FINANCIAL LLC

By:	/s/ Heidi G. Miller
Name:	Heidi G. Miller
Title:	Chairman and President

JPMORGAN CHASE & CO.

By:	/s/ Jay Mandelbaum
Name:	Jay Mandelbaum
Title:	Executive Vice President